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EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                           HIENERGY TECHNOLOGIES, INC.

     Pursuant to RCW 23B.06.020(4) and 23B.10.060, the following Articles of Amendment are executed by the undersigned, a Washington corporation:

     1. The name of the corporation is HiEnergy Technologies, Inc. (the "Corporation").

     2. Effective upon filing of these Articles of Amendment with the Secretary of State of Washington, the Articles of Incorporation of the Corporation are amended to create a Series A Convertible Preferred Stock with terms as set forth in the attached Exhibit A.

     3. The amendment to the Articles of Incorporation was adopted by resolution of the Board of Directors of the Corporation without shareholder approval on August 11, 2002. Shareholder action was not required.

     These Articles of Amendment are executed by the Corporation by its duly authorized officer.

     DATED: August  12, 2002
                   ---

                                   HIENERGY TECHNOLOGIES, INC.


                                   By     /s/ Barry Alter
                                          ---------------
                                          Barry Alter

                                   Its    CEO and President
                                          -----------------



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